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                                                                  EXHIBIT 23(d)



                        [Charles Webb & Company letterhead]




December 11, 1996


Board of Directors
Troy Hill Bancorp, Inc
1706 Lowrie Street
Pittsburgh, Pennsylvania 15212

Gentlemen:

This letter will constitute our consent to the inclusion of our opinion regarding the fairness from a financial point of view, to the shareholders of Troy Hill Bancorp, Inc. ("THB") of the consideration to be received set forth in the Agreement and Plan of Reorganization dated September 16, 1996 by and among THB and PennFirst Bancorp, Inc., the summary of such opinion and the use of our name in the Registration Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission (the "Commission") with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Charles Webb & Company

CHARLES WEBB & COMPANY,
A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.